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                                                                    EXHIBIT 10.1



                           EXCHANGE AGENCY AGREEMENT

     THIS AGREEMENT is entered into as of March 28, 1997, between IBJ Schroder Bank & Trust Company, a banking corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent"), and Gorges Quik-to-Fix Foods, Inc., a corporation organized under the laws of the State of Delaware (the "Issuer").

     The Issuer has heretofore issued $100,000,000 in aggregate principal amount of their 11 1/2% Senior Subordinated Notes Due 2006 (the "Original Notes"). The Issuer now proposes to offer to exchange $1,000 principal amount of their 11 1/2% Senior Subordinated Notes Due 2006, Series B (the "New Notes") for each $1,000 principal amount of the outstanding Original Notes. Such offer to exchange the New Notes for the outstanding Original Notes (the "Exchange Offer") shall be made upon the terms and subject to the conditions set forth in a Prospectus of the Issuer dated March 28, 1997 (the "Exchange Offer Prospectus") and a related Letter of Transmittal (the "L/T") in the form attached hereto. The effective date of the Exchange Offer shall be March 28, 1997, and the termination date of the Exchange Offer shall be April 28, 1997.

     Subject to the provisions hereof, the Issuer hereby appoints and the Agent hereby accepts, the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Original Notes in accordance with the provisions of the L/T and with the terms and conditions set forth herein.

     The Agent has received the following documents in connection with its appointment:

     (1)  L/T
     (2)  Specimen Original Note

     The Agent shall receive from IBJ Schroder Bank & Trust Company, in its capacity as the registrar for the Original Notes (the "Registrar") no later than 5:00 p.m., New York City Time, on the effective date (as specified above) a list of all holders of Original Notes eligible to participate in the Exchange Offer, which list shall include the principal amount of Original Notes owned of record by each such holder. The Registrar will also promptly notify the Agent of any changes in the registered ownership of the Original Notes during the Exchange Offer.

     The Agent is authorized and hereby agrees to act as follows:

     (a) to receive all tenders of Original Notes made pursuant to the L/T and stamp the L/T with the day, month and approximate time of receipt;

     (b) to examine each L/T and Original Note received to determine that all requirements for a valid tender set forth in the L/T have been met;
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     (c)  to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender which does not meet the requirements in the L/T;

     (d) to follow instructions of A. Scott Letier, Chief Financial Officer of the Company, with respect to the waiver of any irregularities or deficiencies associated with any tender;

     (e) to render a written report, in the form of Exhibit A attached hereto, on each business day that Original Notes are tendered during the Exchange Offer and promptly confirm, by telephone, the information contained therein to A. Scott Letier (each such report shall be delivered by facsimile (No. 972/907-7658) followed by mailing of the original);

     (f) to return to the presenters, in accordance with the provisions of the L/T, any Original Notes that were not received in proper order and as to which irregularities or deficiencies were not cured or waived;

     (g) to deliver by First Class Mail, postage prepaid, the consideration to which the presenters are entitled, at the addresses specified in the L/Ts as soon as practicable after the receipt thereof;

     (h) to determine that an endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the consideration in a name other than that of the registered owner of the Original Notes;

     (i) to deliver to the Registrar all certificates received under the Exchange Offer, together with any related assignment forms and other documents; and

     (j) to follow and act upon any written amendment, modification or supplement to this Agreement, any of which may be given to the Authority by the designated officer of the Company or such other as it may designate in writing.

The Agent shall:

     (a) have no duties or obligations under this Agreement other than those specifically set forth herein;

     (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T; except to the extent set forth in such documents, the Agent will not be responsible or liable for any

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          directions or information in the Exchange Offer prospectus or any other document unless the Agent specifically agrees thereto in writing;

     (c) not be required to act on the directions of any person unless the Company provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

     (d) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of
          (i) the Exchange Offer, (ii) the Exchange Offer Prospectus, (iii) any Original Notes, L/Ts or documents prepared by the Company in connection with the Exchange Offer or (iv) any signatures or endorsements, other than its own;

     (e) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Issuers;

     (f) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions;

     (g) be able to rely on and shall be protected in acting upon any certificate, instrument opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

     (h) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

     (i) be able to consult with counsel satisfactory to it (including counsel for the Company or staff counsel of the Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

     (j) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

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

     (k) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

     (1) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

     (m) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

     (n) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption; and

     (o) have no liability whatsoever in connection with Original Notes tendered to it which may have stops placed against them or in connection with the payment made against stopped certificates unless it is furnished with a stop list from the Registrar.

     The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

     The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel and allocated costs of staff counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

     This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

     Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand or by First

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Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Issuers at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

     If to the Agent, to,

              IBJ Schroder Bank & Trust Company
              One State Street
              New York.  New York 10004
              Attention: Corporate Agency Administration
              Telephone: (212) 858-2103
              Facsimile: (212) 858-2611

     If to the Company, to:

              Gorges/Quik-to-Fix Foods, Inc.
              9441 LBJ Freeway, Suite 214
              Dallas, Texas 75243
              Attention: A. Scott Letier
              Telephone: (972) 690-7675
              Facsimile: (972) 907-7658

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their Officers thereunto duly authorized, all as of the day and year first above written.


                         IBJ SCHRODER BANK & TRUST COMPANY


                         By: [Signature Not Eligible]
                             -----------------------------------------
                             Its  Assistant Vice President
                                  ------------------------------------


                         GORGES/QUIK-TO-FIX FOODS, INC.


                         By: /s/ J.David Culwell
                             -----------------------------------------
                             Its  CEO
                                  ------------------------------------

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

                                   EXHIBIT A

                             SAMPLE REPORT LETTER


Date:           ____________________________________________

Report Number:  ____________________________________________

As of Date:     ____________________________________________


Gorges/Quik-to-Fix Foods, Inc.
9441 LBJ Freeway, Suite 214
Dallas, Texas 75243
Attention: A. Scott Letier

     Re: Exchange Offer of 11 1/2% Senior Subordinated Notes due 2006, Series B for 11 1/2% Senior Subordinated Notes due 2006, Series A (the "Offer")

Gentlemen:

     As Exchange Agent for the above Offer dated __________________, we hereby render the following report:


Original Notes previously received:    __________________________________

Original Notes received today:         __________________________________

Total Original Notes received to date: __________________________________


     Very truly yours,

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                                   EXHIBIT B

November 12, 1996

Bryan E. Davis
Alston & Bird
One Atlanta Center
1201 West Peachtree Street
Atlanta, GA 30309-3424


RE:  $100,000,000 Gorges/Quik-to-Fix Foods, Inc. Senior Subordinated Notes Due
     2006

Dear Bryan:

Thank you for your interest in having IBJ Schroder Bank & Trust Company serve as Trustee, Registrar, Paying Agent and Exchange Agent for the above captioned issue. I am pleased to submit, herein, our proposal for your consideration.

We understand the Company intends to issue approximately $100 million principal amount of Notes due 2006 under Rule 144A. The Notes will be DTC eligible and pay taxable interest semiannually in arrears. The Notes will be issued in connection with a LBO transaction by Cravey Green & Wahlen (an Atlanta-based buyout firm) and Tyson Foods (the seller). NationsBank, through its appropriate entities, will be providing senior debt financing and underwriting the Notes.

Based on this understanding our fees are as follows:

     a) $4,500 Initial Acceptance Fee payable at closing for reviewing all related documents and setting up the Trust Accounts.

     b) $4,500 Annual Trustee Administration Fee payable in advance at closing and on each anniversary date thereafter for as long as any Notes remain outstanding.

     c) $2,500 Exchange Agent Administration Fee payable in advance upon the filing of the registration.

Additionally, attached please find a copy of our Bond Registrar & Paying Agency Fee Schedule.

As is our customary practice, legal fees, out-of-pocket expenses and disbursements are not included in the above mentioned fees. These expenses will be billed at closing. While we expect the issue to proceed to a successful closing, you should understand that if the deal is postponed or canceled, we would expect payment of our Initial Acceptance Fee and expenses, including those costs incurred by the Trustee Counsel.

In addition, this proposal is based on our current understanding of the transaction and subject to our review of the indenture and related documents. The proposal is also contingent upon your acceptance of our reasonable comments regarding provisions related to the duties of IBJ Schroder. Should the duties and responsibilities of IBJ Schroder significantly differ from our present understanding, we reserve the right to amend this proposal and adjust our fees accordingly.

The Trustee may be called upon to perform services not covered under this proposal. These extraordinary services may be partially classified as releases, unusual studies, considerations and actions with respect to the Agreement provisions, the preparation of special reports which the Trustee must provide to the holders, default situations or any services which involve the Trustee in any unusual activity. Fees for such services will be determined by an appraisal of the services involved.

Please indicate your acceptance of this proposal by having the appropriate person sign and return the enclosed copy of this letter to my attention. If you have any questions concerning this proposal, please feel free to contact me or my colleague, Max Volmar, Vice President. Max can be reached by telephone at
(212) 858-2428.

We look forward to working with you on a successful closing.

                                     Sincerely,


                                     /s/  MICHAEL W. DIAZ

AGREED TO

By:  /s/ JAMES A. O'DONNELL
     --------------------------------------------
     Company:  Gorges/QUIK-to-Fix Foods, Inc.
     Name:  James A. O'Donnell
     Title:  President


DATE:  November 13, 1996

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